As filed with the Securities and Exchange Commission on May 7, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMCOR PLC

(Exact name of registrant as specified in its charter)

Jersey	98-1455367
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

83 Tower Road North
Warmley, Bristol
United Kingdom	BS30 8XP
(Address of Principal Executive Offices)	(Zip Code)

Berry Global Group, Inc. 2015 Long-Term Incentive Plan

(Full title of the plan)

Deborah Rasin
Executive Vice President and General Counsel
Amcor plc
3 Parkway North, Suite 300
Deerfield, IL 60015
(920) 527-7300
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Sophia Hudson, P.C.
Katherine Shaia

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On April 30, 2025, pursuant to the Agreement and Plan of Merger, dated as of November 19, 2024 (the “Merger Agreement”), by and among Amcor plc (the “Registrant”), Aurora Spirit, Inc., a wholly-owned subsidiary of the Registrant (“Merger Sub”), and Berry Global Group, Inc. (“Berry”), Merger Sub merged with and into Berry, with Berry surviving as a wholly-owned subsidiary of the Registrant (such merger, the “Merger”). Capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Merger Agreement, which is filed as Exhibit 2.1 to the Current Report on Form 8-K/A filed by Amcor with the Securities and Exchange Commission (the “Commission”) on November 19, 2024. This Registration Statement on Form S-8 (the “Registration Statement”) registers the offer and sale of (i) up to 20,572,561 ordinary shares, par value $0.01 per share, of the Registrant (“Amcor Ordinary Shares”) issuable to holders of Berry RSU Awards, Berry PSU Awards and Berry Options granted under the Berry Global Group, Inc. 2015 Long-Term Incentive Plan, as amended (the “Plan”), that were unvested immediately prior to the effective time of the Merger (the “Effective Time”) and were converted into Amcor RSU Awards (in the case of Berry RSU Awards and Berry PSU Awards) and Amcor Converted Option Awards (in the case of Berry Options) at the Effective Time pursuant to the Merger Agreement, and (ii) up to 11,084,626 Amcor Ordinary Shares issuable from time to time under the Plan, which Plan was assumed by the Registrant at the Effective Time in connection with the consummation of the Merger.

Pursuant to an exemption provided by Rule 303A.08 of the New York Stock Exchange Listed Company Manual and interpretative guidance thereunder, shares that are available for grant under a pre-existing shareholder approved plan of an issuer that is acquired in an acquisition or merger may be used by the listed acquiring company for certain post-transaction grants, either under the pre-existing plan or another plan, without further shareholder approval by shareholders of the listed acquiring company, provided that (i) the number of shares available for grants after such transaction is appropriately adjusted to reflect the transaction, (ii) the time during which those shares are available is not extended beyond the period when they would have been available under the pre-existing plan, absent the transaction, and (iii) such awards are not granted to individuals who were employed by the granting company or its subsidiaries immediately prior to the time that the merger or acquisition was consummated.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents delivered to participants in the Plan covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are incorporated in this Registration Statement by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2024, as filed with the Commission on August 16, 2024 (the “Annual Report”);

(b)	the Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2024, December 31, 2024 and March 31, 2025, as filed with the Commission on November 1, 2024, February 5, 2025 and May 1, 2025, respectively;

(c)	the Registrant’s Current Reports on Form 8-K as filed with the Commission on September 4, 2024, September 5, 2024, November 8, 2024, November 19, 2024 (as amended by the Registrant’s Current Report on Form 8-K/A filed with the Commission on November 19, 2024), January 6, 2025, February 14, 2025, February 26, 2025, March 6, 2025, March 10, 2025, March 11, 2025, March 13, 2025, March 17, 2025, April 29, 2025 and April 30, 2025;

(d)	the information specifically incorporated by reference into the Annual Report for the fiscal year ended June 30, 2024 from the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on September 24, 2024;

(e)	the description of Amcor Ordinary Shares set forth in Exhibit 4.26 to the Annual Report.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Except as hereinafter set forth, there is no charter provision, bylaw, contract, arrangement or statute under which any director or officer of the Registrant is insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such.

Pursuant to article 11.2 of the Amcor Articles of Association, the Registrant must indemnify each director and officer on a full indemnity basis and to the full extent permitted by law.

The Articles of Association of the Registrant provide in relevant part: “The Company must indemnify each Officer on a full indemnity basis and to the full extent permitted by law against all losses, liabilities, costs, charges and expenses (“Liabilities”) incurred by the Officer as a present or former director or officer of the Company or of a related body corporate.” As used in the foregoing sentence, the term “Officer” includes each person who is or has been a director or executive officer of the Registrant and such other officers or former officers of the Registrant or of its related bodies corporate as the Registrant’s board of directors in each case determines.

The relevant provision of the Companies (Jersey) Law 1991 is Article 77, which provides:

“(1)   Subject to paragraphs (2) and (3), any provision, whether contained in the articles of, or in a contract with, a company or otherwise, whereby the company or any of its subsidiaries or any other person, for some benefit conferred or detriment suffered directly or indirectly by the company, agrees to exempt any person from, or indemnify any person against, any liability which by law would otherwise attach to the person by reason of the fact that the person is or was an officer of the company shall be void.

(2)   Paragraph (1) does not apply to a provision for exempting a person from or indemnifying the person against —

a.   any liabilities incurred in defending any proceedings (whether civil or criminal) —

(i)   in which judgment is given in the person’s favour or the person is acquitted,

(ii)   which are discontinued otherwise than for some benefit conferred by the person or on the person’s behalf or some detriment suffered by the person, or

(iii)   which are settled on terms which include such benefit or detriment and, in the opinion of a majority of the directors of the company (excluding any director who conferred such benefit or on whose behalf such benefit was conferred or who suffered such detriment), the person was substantially successful on the merits in the person’s resistance to the proceedings;

b.   any liability incurred otherwise than to the company if the person acted in good faith with a view to the best interests of the company;

c.   any liability incurred in connection with an application made under Article 212 in which relief is granted to the person by the court; or

d.   any liability against which the company normally maintains insurance for persons other than directors.

(3)   Nothing in this Article shall deprive a person of any exemption or indemnity to which the person was lawfully entitled in respect of anything done or omitted by the person before the coming into force of this Article.

(4)   This Article does not prevent a company from purchasing and maintaining for any such officer insurance against any such liability.”

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following is a list of exhibits filed as part of this Registration Statement, which are incorporated herein:

Exhibit Numbers	Description
4.1	Articles of Association of Amcor plc (incorporated by reference to Exhibit 3.1 to Amcor plc’s Current Report on Form 8-K filed on June 13, 2019).
5.1*	Opinion of Ogier.
10.1	Berry Global Group, Inc. 2015 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.3 to Berry Global Group, Inc.’s Current Report on Form 8-K filed on March 10, 2015).
10.2	First Amendment to Berry Global Group, Inc. 2015 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Berry Global Group, Inc.’s Current Report on Form 8-K filed on March 6, 2018).
10.3*	Second Amendment to Berry Global Group, Inc. 2015 Long-Term Incentive Plan.
23.1*	Consent of PricewaterhouseCoopers AG, independent registered public accounting firm to Amcor plc.

23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm to Berry Global Group, Inc.
23.3*	Consent of Ogier (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page of this Registration Statement).
107*	Filing Fee Table.

* Filed herewith

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bristol, United Kingdom, on May 7, 2025.

AMCOR PLC

By:	/s/ Peter Konieczny
Name:	Peter Konieczny
Title:	Chief Executive Officer and Director

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Peter Konieczny, Michael Casamento, Damien Clayton, Deborah Rasin and Michael Rumley, and each of them individually, with full power of substitution and resubstitution, his or her true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 7, 2025.

Name	Title

/s/ Peter Konieczny	Chief Executive Officer (Principal Executive Officer) and Director
Peter Konieczny

/s/ Michael Casamento	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Michael Casamento

/s/ Julie Sorrells	Vice President and Corporate Controller (Principal Accounting Officer)
Julie Sorrells

/s/ Graeme Liebelt	Director and Chairman
Graeme Liebelt

/s/ Achal Agarwal	Director
Achal Agarwal

/s/ Susan Carter	Director
Susan Carter

/s/ Graham Chipchase	Director
Graham Chipchase

/s/ Nicholas (Tom) Long	Director
Nicholas (Tom) Long

/s/ Lucrèce Foufopoulos-De Ridder	Director
Lucrèce Foufopoulos-De Ridder

/s/ Jill A. Rahman	Director
Jill A. Rahman

/s/ Stephen Sterrett	Director
Stephen Sterrett

/s/ Jonathan F. Foster	Director
Jonathan F. Foster

/s/ James T. Glerum, Jr.	Director
James T. Glerum, Jr.

/s/ Michael J. Rumley	Authorized Representative in the United States
Michael J. Rumley